Exhibit 10.24

DEBENTURE AND WARRANT AMENDMENT AGREEMENT

THIS DEBENTURE AND WARRANT AMENDMENT AGREEMENT (the “Agreement”), dated as of May 18, 2009, is entered into by and among Gold Horse International, Inc., a Florida corporation (the “Company”), and the persons identified as “Holders” on the signature pages hereto (the “Holders”). Defined terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement, dated November 30, 2007 (the “Purchase Agreement”), among the Company and the applicable Holders, the Holders purchased from the Company 10% Senior Secured Convertible Debentures of the Company (the “Debentures”) with an original principal amount as set forth on Schedule A hereto, and were issued warrants exercisable for shares of Common Stock (the “Warrants”); and

WHEREAS, the Company and the Holders have agreed to certain amendments tot eh Debentures and Warrants as provided herein, including, without limitation, a reduction to the conversion price of the Debentures to $0.10 (subject to further adjustment therein).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1.	Amendments and other Agreements.

(a)       Amended and Exchanged Debentures and Warrants. The Company hereby agrees to issue each Holder in exchange for such Holder’s Debenture, an amended and restated debenture, in the form of Exhibit A attached hereto (the “Amended and Exchanged Debenture(s)”) with a principal amount equal to the principal amount of such Holder’s current Debenture, in the individual amounts set forth on Schedule A hereto. Schedule A shall also set forth the Mandatory Redemption Amounts (as defined in the Amended and Exchange Debentures) and the payments due under Section 1 (c) below which shall be made to the wire instructions set forth on such Holder’s signature page hereto, it being noted that, unless the Debenture is paid in full on or before December 31, 2009, the March 31, 2010 Monthly Redemption Amount shall include a premium equal to 10% of the principal amount of the Debenture outstanding immediately prior to the consummation of this Agreement. Other than as amended thereunder, the rights and obligations of the Holders and of the Company with respect to the Amended and Exchanged Debentures and any securities underlying such securities shall be identical in all respects to the rights and obligations of the Holders and of the Company with respect to the Debentures and the Underlying Shares issued and issuable pursuant to the Purchase Agreement. For clarity, the Purchase Agreement and all Transaction Documents thereunder are hereby amended so that the term “Debentures” includes the Amended and Exchanged Debentures, and the term “Underlying Shares” includes the shares of Common Stock issuable upon conversion and issuance thereof, and the term “Transaction Documents” shall be amended to include this Agreement. The Amended and Exchanged Debentures and Amended are being issued in substitution for and not in satisfaction of the Debentures, as applicable; provided, however, the Holder acknowledges and agrees that upon the issuance and acceptance of the certificate evidencing its Amended and

Exchanged Debenture issued pursuant to this Section, the original certificate evidencing its Debenture will be deemed cancelled.

(b)       Reduction of Exercise Price. Section 2(b) of the Warrant shall be amended and restated as follows:

“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.10, subject to adjustment hereunder (the “Exercise Price”).”

(c)       Principal and Interest Payment. On or prior to the date hereof, the Company hereby agrees to pay each Holder the amounts set forth on Schedule A hereto, in the manner provided on Schedule A.

(d)       Registration Rights/Public Information Failure Payments. Subject to the terms and conditions herein, as a result of the changes made to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) which are effective February 15, 2008, the Company’s obligations, pursuant to the Registration Rights Agreement (as defined in the applicable Purchase Agreement), by and among the Company and each of the undersigned (the “Registration Rights Agreement”), to maintain a registration statement register the shares of Common Stock issuable upon conversion and/or cashless exercise of the Amended and Exchanged Debentures and the Warrants (collectively, the “144 Eligible Securities”), are hereby waived, so long as (a) the Company is in compliance with the current public information requirement under Rule 144 and (b) the Holder may sell the 144 Eligible Securities without any restriction or limitation under Rule 144 or other applicable exemption as of that date. In connection with the foregoing, the Company hereby covenants and agrees that at any time during the period commencing on the date hereof and ending at such time that all of the Underlying Shares can be sold without the requirement that adequate public information with respect to the Company be available as set forth in Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c)(1) and such failure exceeds the extension period afforded to the Company under Rule 12b-25 of the Exchange Act to file a report that is not filed within the time period prescribed for such report, provided the Company timely files a Form 12b-25 with the Commission (any such failure being referred to as a “Public Information Failure” and the Business Day immediately following the extension period afforded by Rule 12b-25 being referred to as the “Public Information Failure Date”), then, as partial relief for the damages to the Holder by reason of any such delay in or reduction of its ability to sell the Underlying Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate purchase price paid by such holder under each of the Purchase Agreements for any Securities then held by such holder on the Public Information Failure Date and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (y) the date such Public Information Failure is cured and (z) such date that the public information requirement set forth in Rule 144(c)(1) is no longer required pursuant to Rule 144. The foregoing payments to which a holder shall be entitled are referred to herein as “Public Information Failure Payments.”

Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Notwithstanding anything herein to the contrary, any liquidated damages provided for under Section 2(b) of the Registration Rights Agreement are hereby waived in their entirety. The parties further agree that in light of the agreement by the parties that the holding period for the Amended and Exchange Debentures (and Underlying Shares issuable upon conversion thereof) satisfies the tacking requirements under the Securities Act of 1933, and the holders of the Warrant may avail themselves of the cashless exercise provision provided for in the Warrant, that the Company shall not be obligated to file a post-effective amendment to its current Registration Statement or file a new Registration Statement to permit the resale of Underlying Shares or the Common Stock underlying the Warrant.

(e).      Legal Opinion. The Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Company’s Transfer Agent regarding, in form and substance reasonably acceptable to the Holders and the Company’s Transfer Agent that the 144 Eligible Securities may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations as of the date hereof and that certificates representing the 144 Eligible Securities issuable upon conversion of the Amended and Exchanged Debentures or a “cashless exercise” of the Warrants may be issued without a restrictive legend as required pursuant to Section 4.1 of the Purchase Agreement.

(f)        Section 2(c) of the Warrants is hereby amended and replaced in its entirety with the following:

“Cashless Exercise. If at any time after the earlier of completion of the then-applicable holding period required by Rule 144, or any successor provision then in effect, there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP on the Trading Day immediately preceding the date of such election;

(B) =	the Exercise Price of this Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).”

2.         Representations and Warranties. The Company hereby makes to the Holders the following representations and warranties:

(a)       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)       No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)       Equal Consideration. Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(e)       Survival and Bring Down. All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto. Except as set forth on Annex A attached hereto, the Company expressly reaffirms that each of the representations and warranties set forth in the Purchase Agreement, continues to be true, accurate and complete, and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.

(f)        Holding Period for Amended and Restated Debentures. Pursuant to Rule 144, the holding period of the Amended and Exchanged Debentures (and Underlying Shares issuable upon conversion thereof) shall tack back to the original issue date of the Debentures. The Company agrees not to take a position contrary to this Section 2(f). The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue to the Amended and Exchanged Debentures (and Underlying Shares issuable upon conversion thereof) without restriction and not containing any restrictive legend without the need for any action by the Holder. The Company is not subject to Rule 144(i).

(g)       No Novation. The Amended and Exchanged are being issued in substitution for and not in satisfaction of the Debentures. The Amended and Exchanged Debentures shall not constitute a novation or satisfaction and accord of any of the Debentures, as the case may be. The Company hereby acknowledges and agrees that the Amended and Exchanged Debentures shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Debentures, and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document or otherwise constitute a novation of its obligations thereunder.

(h)       No Event of Default. The Company represents and warrants to each Holder that after giving effect to the terms of the waivers contemplated in this Agreement, no Event of Default (as defined in the Amended and Exchanged Debentures) shall have occurred and be continuing as of the date hereof.

3.	Miscellaneous.

(a)       The foregoing waivers shall not be effective unless and until all Holders shall have agreed to the terms and conditions hereunder. The waivers, agreements and obligations of the Holders set forth herein shall be null and void in the event this Agreement is not executed by all Holders on or before May 12, 2009. In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. The Company shall, within 1 Trading Days of the date hereof, issue a Current Report on Form 8-K or Quarterly Report on Form 10-Q disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement and all other related agreements thereto, including, without limitation, the Amended and Exchanged Debentures and (the “SEC Filing”). From and after the filing of the SEC Filing with the Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the SEC Filing. The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

(b)       This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c)       The Company has elected to provide all Holders with the same terms and form of agreement for the convenience of the Company and not because it was required or requested to do so by the Holders. The obligations of each Holder under this Agreement, and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Agreement or any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement and the Transaction Documents.

(d)       On or prior to the date hereof, the Company hereby agrees to pay $10,000 for the legal fees and expenses of counsel to Alpha Capital. Except as set forth in the preceding sentence, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Amended and Exchanged Debentures.

(e)       If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

***********************

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

GOLD HORSE INTERNATIONAL, INC.

By: _____________________________________

Name:

Title:

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE OF HOLDER TO

GHII AMENDMENT

Name of Holder:___________________________________

By:______________________________________________

Name:____________________________________________

Title:_____________________________________________

Wire Instructions:

SCHEDULE A

[Does not include accrued but unpaid interest after the execution date which is due on each Mandatory Redemption Date]

NAME OF HOLDER	ORIGINAL PRINCIPAL AMOUNT OF DEBENTURE	PRINCIPAL AND INTEREST PAYMENT DUE ON EXECUTION OF AMENDMENT [1]	NEW PRINCIPAL AMOUNT OF AMENDED AND EXCHANGE DEBENTURE[2]	SEPTEMBER 30, 2009 MANDATORY REDEMPTION AMOUNT[3]	DECEMBER 31, 2009 MANDATORY REDEMPTION AMOUNT[4]	MARCH 31, 2010 MANDATORY REDEMPTION AMOUNT[5]
Alpha	$500,000	$87,604	$425,000	$100,000	$250,000	$125,000
Ancora	$333,333	$58,403	$283,333	$66,667	$166,667	$83,333
Enable Growth	$424,667	$74,405	$360,967	$84,933	$212,333	$106,167
Enable Opport	$50,000	$8,760	$42,500	$10,000	$25,000	$12,500
Excalibur	$300,000	$52,563	$255,000	$60,000	$150,000	$75,000
Pierce Diversified	$25,000	$4,380	$21,250	$5,000	$12,500	$6,250
Whalehaven	$550,000	$96,365	$467,500	$110,000	$275,000	$137,500

_________________________

1 15% of current principal amount.

2 85% of current principal amount.

3 20% of current principal amount.

4 50% of current principal amount.

5 25% of current principal amount.